Exhibit 99 — Press Release dated June 1, 2007.
Chairman K. Ray Mahan announced that at the May 22, 2007 meeting of the Board of Directors of Cortland Bancorp (the “Company”) a regular dividend of $0.22 per share was declared. The dividend is payable to shareholders of record as of June 15, 2007. Payment and distribution to shareholders will occur on July 2, 2007.